Exhibit 99.17

FOR IMMEDIATE RELEASE: GENCOR RELEASES NINE MONTHS AND THIRD QUARTER FISCAL 2008 RESULTS

August 8, 2008 - Gencor Industries, Inc., announced Net Income of $15.1 million or $1.57 per diluted share for the nine months ended June 30, 2008, compared to Net Income of $17.6 million or $1.81 per diluted share for the nine months ended June 30, 2007. Net revenue for the nine months ended June 30, 2008, was $66.8 million, compared to $60.0 million from the first nine months of the prior year. Operating income for the nine months ended June 30, 2008, was $5.6 million, compared to $6.3 million from the first nine months of the prior year.

Income before taxes for the nine months ended June 30, 2008 and June 30, 2007, included cash distributions of $15.6 million and $19.9 million, respectively, from synthetic fuel investees.

Net revenue for the three months ended June 30, 2008, was $23.9 million, compared to $21.2 million from the three months ended June 30, 2007. For the quarter, Net Income was $.7 million or $.07 per diluted share for the three months ended June 30, 2008, compared to Net Income of $5.7 million or $.59 per diluted share for the three months ended June 30, 2007. Operating income for the three months ended June 30, 2008, was $.9 million, compared to $2.4 million from the three months ended June 30, 2007. For the quarter ended June 30, 2007, Gencor received $4.8 million in cash distributions from its synthetic fuel investees, whereas Gencor received no distributions in the three months ended June 30, 2008. The existing tax credit legislation related to these investees expired at the end of calendar year 2007. Consequently, the four synthetic fuel plants are being decommissioned and their operations will be finalized in 2008. It is not possible to predict the amount, if any, of final distributions from the partnerships upon the final disposition and winding-up of operations.

E. J. Elliott, Gencor’s Chairman, stated, “We are pleased with our sales increase in the first nine months in spite of the weakness of the economy, and construction in general. Operating income was impacted adversely in part by the significant increase in steel prices and components, and also the rapid escalation in energy costs. We implemented a price increase effective July 1, 2008, and we continue to monitor material price increases. While disappointed in the margin for the quarter, corrective actions have been taken and backlog continues strong. Income before taxes for the nine months was enhanced by the distributions from our synthetic fuels investees. We look forward to continuous growth from operations and we continue to evaluate opportunities to expand our existing businesses.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications. This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2007: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Position and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of the press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Jeanne Lyons
Corporate Secretary
407-290-6000